Exhibit 10.44

Second Amendment to Employment Agreement

RECITALS

WHEREAS, CONSOL Energy, Inc. (the “Company”) entered into an Employment Agreement dated as of February 15, 2018, as amended (the “Agreement”) with James A. Brock (the “Executive”);

WHEREAS the Company wishes to ensure the Executive’s continued employment through the provision of additional compensation in the form of certain retention payments and other compensation and benefits;

WHEREAS, the Agreement by its terms under Section 9.02 may be amended by written agreement between the Executive and the Company; and

WHEREAS, the Executive is willing to commit himself to continue to serve the Company on the terms and subject to the conditions set forth in this Second Amendment to the Employment Agreement (the “Second Amendment”).

NOW THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Section 4.01. Base Salary; Retention Payments; Treatment of Time-Based Equity Awards. Section 4.01 of the Agreement shall be amended in its entirety to read as follows:

(i)

The Executive’s annual base salary (the “Base Salary”) will be set from time to time by the Board. The Base Salary will be payable in accordance with the normal payroll practices of the Company. Effective as of January 1, 2022, the Executive’s Base Salary will be $1,000,000 per annum, and will be reviewed periodically by the Board or the Compensation Committee of the Board from time to time to ensure that such Base Salary is competitive; provided, however, that the Executive’s Base Salary may not be reduced during the Employment Period or any renewal thereof pursuant to Section 5.01.

(ii)

The Executive shall be eligible to receive a retention payment conditioned upon his continued employment as follows: If the Executive continues to be (x) employed with the Company through December 31, 2022, the Company shall pay the Executive a cash lump sum payment equal to $1,000,000 no later than (30) days following December 31, 2022 (the “First Retention Payment”); (y) employed by the Company through December 31, 2023, the Company shall pay the Executive a cash lump sum payment equal to $1,000,000 no later than thirty (30) days following December 31, 2023 (the “Second Retention Payment”).

(iii)

Notwithstanding any provision in the Employment Agreement to the contrary, the Company shall accelerate the payment of each unpaid $1,000,000 retention payment to the Executive in the event of his (x) involuntary termination of employment absent Cause (whether or not related to a Change in Control), (y) death or (z) Permanent Disability if the termination event occurs prior to December 31, 2022 with respect to the First Retention Payment, or if the termination event occurs prior to December 31, 2023 with respect to the Second Retention Payment. Each such payment shall be made no later than sixty (60) days following the Executive’s Termination Date.

(iv)

Notwithstanding any provision in the Employment Agreement or any other equity award agreement between the Company and the Executive, the Executive shall be considered fully vested in all then-outstanding and unvested time-based equity awards held by the Executive if the Executive remains continuously employed by the Company through December 31, 2023. Any restricted stock units which become vested pursuant to this Section 4.01(iv) shall be settled as soon as practicable after December 31, 2023, but in no event later than 60 days following such date.

2.) Miscellaneous. All other provisions of the Agreement shall remain in full force and effect, with this Amendment shall be effective as of February 10, 2022, unless otherwise provided herein.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on February 10, 2022.

CONSOL Energy Inc.

By:/s/ Martha A. Wiegand

Martha A. Wiegand

General Counsel

/s/ James A. Brock

James A. Brock